UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2006

LIPID SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-497	43-0433090
(State or other jurisdiction of	(Commission File Number)	(I.R.S Employer Identification No.)
incorporation)

7068 Koll Center Parkway, Suite 401, Pleasanton, California		94566
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (925) 249-4000

(Former name or former address, if changed since last report.)  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

William A. Pope, a current Class I Director on the Board of Directors (the “Board”) of Lipid Sciences, Inc., a Delaware corporation (the “Company”), has advised the Company that he will not be standing for re-election to the Board at the Company’s 2006 Annual Meeting of Stockholders to be held on June 1, 2006 (the “2006 Annual Meeting”) in order to devote more time to personal interests. As a result, Mr. Pope’s term will expire at the 2006 Annual Meeting.

The Nominating and Corporate Governance Committee of the Board is actively evaluating candidates for addition to the Board, and the Board expects to appoint at least one additional Director to the Board by the earlier of June 1, 2007 or the 2007 Annual Meeting of Stockholders to fill the vacancy created as a result of Mr. Pope’s decision to not stand for re-election. The Nominating and Corporate Governance Committee expects that such candidate will be an “independent director” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules, will be “an audit committee financial expert” as defined by the rules and regulations of the SEC, will qualify as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules, and will serve as a member of the Audit Committee of the Board. Any persons so appointed will be submitted to the Company’s stockholders for election at the 2007 Annual Meeting of Stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lipid Sciences, Inc.

Date: April 26, 2006	By:	/s/ Sandra Gardiner
	Name:	Sandra Gardiner
	Title:	Chief Financial Officer